Exhibit 99.1

ChinaNet Online Holdings Reports Fiscal Year 2016 Financial Results

  Revenues of $34.8 million in 2016, up 7.7% from prior year's $32.3 million
  Search engine marketing service revenue increased 59.0% to $17.6 million for the year
  Gross profit of $7.8 million generated in 2016, a 1.9% increase from $7.6 million generated in 2015
  Operating results showed a 34.0% improvement with an operating loss of $6.1 million 2016, compared to the prior year's loss of $9.3 million
  2016 internet advertising and data service gross margin improved to 43% compared to 34% in 2015

BEIJING, April 03, 2017 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"),"), an integrated online advertising, precision marketing and data-analysis and management services platform, announced today financial results for the fiscal year 2016.

Summary Financials

Fiscal Year 2016 Results (USD)
	FY 2016	FY 2015	CHANGE
Sales	$34.8 million	$32.3 million	+7.7%
Gross Profit	$7.8 million	$7.6 million	+1.9%
Gross Margin	22.3%	23.6%	-5.4%
Net Loss Attributable to ChinaNet	($6.5) million	($9.1) million	-28.6%
EPS from continuing operations* (Basic & Diluted)	($0.57)	($0.71)	--

*Per share amounts for all periods have been retroactively restated to reflect the Company’s 1 for 2.5 reverse stock split, which was effective on August 19, 2016

Excluding revenue generated from discontinued operation for year ended December 31, 2015, total revenues increased to $34.8 million for the year ended December 31, 2016 from $32.3 million in the prior year, primarily due to the increase from search engine marketing revenue during the year.

During the year, revenues from internet advertising and data services was $17.0 million, which decreased 13.0% from $19.6 million in 2015. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues. The decline was offset by a search engine marketing services revenue increase by 59% from $11.1 million in 2015 to $17.6 million in 2016. This increase was supported by the CloudX system, which drove more precision marketing and ROI for clients.

Gross profit for the year ended December 31, 2016 was $7.8 million compared to $7.6 million for 2015, an improvement of 1.9%. Gross margin was 22.3%, down slightly from 23.6% in 2015, primarily due to the increase in relative lower margin revenues from search engine marketing services during the year. Internet advertising and data service gross margin increased to 43% in 2016 from 34% for 2015. The improvement in gross margin of the internet advertising and data service was primarily due to optimizing and upgrading of the Company's online promotion analysis and cost control system, which improved the promotion accuracy, Ad. effect conversion rate and promotion cost control.

Operating expenses decreased by 17.9% to $13.9 million for the fiscal year ended December 31, 2016. Sales and marketing expenses decreased by 11.2% to $4.1 million. General and administrative expenses increased by 2.3% to $7.7 million. Loss from operations was $6.1 million in 2016, an improvement of 34.0% compared to $9.3 million in 2015.

Net loss attributable to ChinaNet for the year ended December 31, 2016 was $6.5 million and loss per share from continuing operations was $0.57, compared to a net loss of $9.1 million and loss per share from continuing operations of $0.71 in 2015. The weighted average diluted shares outstanding was 11.4 million shares in 2016 versus 10.7 million in 2015.

Balance Sheet and Cash Flow

The Company had $3.0 million in cash and cash equivalents as of December 31, 2016, compared to $5.5 million as of December 31, 2015, working capital of $6.9 million compared to $13.7 million as of December 31, 2015, and a current ratio of 1.9 to 1, compared 2.9 to 1 as of December 31, 2015. Total shareholders' equity of ChinaNet was $22.2 million at December 31, 2016 compared to $27.3 million at December 31, 2015.

The Company generated approximately $0.6 million of cash outflows from operations for the year ended December 31, 2016 compared to a $5.7 million of cash inflows for the year ended December 31, 2015.

Business Updates

In January 2017, ChinaNet announced the launch of its updated comprehensive website www.chinanet-online.com, reflecting ongoing efforts to provide up-to-date information for customers, investors and shareholders. The new ChinaNet website has been redesigned to be more dynamic, user-friendly and content rich. The website allows visitors to efficiently access information needed regarding ChinaNet's profile and history, products and services, and investor relations content including press releases and SEC reporting. The website now also includes enhanced video, including a compressive overview of the Company's business which can be viewed directly at: http://www.chinanet-online.com/english_index.html

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2016	2015
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$3,035	$5,503
Term deposit	3,056	3,265
Accounts receivable, net	3,322	2,549
Other receivables, net	89	1,910
Prepayment and deposit to suppliers	4,754	5,843
Due from related parties, net	213	41
Other current assets	6	45
Assets classified as held for sale	-	1,882
Total current assets	14,475	21,038

Long-term investments	1,340	1,133
Property and equipment, net	471	681
Intangible assets, net	7,264	5,638
Prepayment for purchasing of software technology	-	1,024
Goodwill	4,970	4,396
Deferred tax assets-non current	1,522	1,550
Total Assets	30,042	35,460

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$721	$-
Accounts payable *	102	95
Advances from customers *	1,420	1,313
Accrued payroll and other accruals *	685	685
Guarantee payment and prepayment from investors	884	944
Payable for purchasing of software technology *	411	-
Taxes payable *	2,910	3,186
Other payables *	487	234
Liabilities classified as held for sale *	-	913
Total current liabilities	7,620	7,370

Long-term liabilities:
Deferred tax liability-non current *	-	118
Long-term borrowing from a director	126	135
Total Liabilities	7,746	7,623

Commitments and contingencies	-	129

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 12,158,542 shares and 11,856,304 shares at December 31, 2016 and 2015, respectively)	12	12
Additional paid-in capital	29,285	26,528
Statutory reserves	2,607	2,607
Retained deficit	(10,362)	(3,870)
Accumulated other comprehensive income	700	2,056
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	22,242	27,333

Noncontrolling interests	54	375
Total equity	22,296	27,708

Total Liabilities and Equity	$30,042	$35,460

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2016	2015
	(US $)	(US $)

Revenues
From unrelated parties	$34,300	$31,522
From related parties	450	743
Total revenues	34,750	32,265
Cost of revenues	26,999	24,655
Gross profit	7,751	7,610

Operating expenses
Sales and marketing expenses	4,074	4,586
General and administrative expenses	7,670	7,498
Research and development expenses	1,996	2,164
Gain on deconsolidation of VIEs	-	(20)
Impairment on long-term investments	159	874
Goodwill impairment and impairment on fixed assets and intangible assets	-	1,824
Total operating expenses	13,899	16,926

Loss from operations	(6,148)	(9,316)

Other income/(expenses)
Interest income	90	117
Interest expense	(13)	(47)
Other (expenses)/income	(112)	34
Total other (expense)/income	(35)	104
Loss before income tax benefit, equity method investments, noncontrolling interests and discontinued operation	(6,183)	(9,212)
Income tax (expense)/benefit	(102)	1,496
Loss before equity method investments, noncontrolling interests and discontinued operation	(6,285)	(7,716)
Share of losses in equity investment affiliates	-	(2)
Loss from continuing operation	(6,285)	(7,718)
Loss from and on disposal of discontinued operation, net of income tax	(59)	(1,465)
Net loss	(6,344)	(9,183)
Net (income)/loss attributable to noncontrolling interests from continuing operations	(148)	91
Net loss attributable to ChinaNet Online Holdings, Inc.	$(6,492)	$(9,092)

Net loss	$(6,344)	$(9,183)
Foreign currency translation loss	(1,377)	(1,594)
Comprehensive Loss	$(7,721)	$(10,777)
Comprehensive (income)/loss attributable to noncontrolling interests	(127)	116
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(7,848)	$(10,661)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.57)	$(0.71)
Loss from discontinued operations per common share
Basic and diluted	$(0.01)	$(0.14)

Weighted average number of common shares outstanding:
Basic and diluted	11,357,907	10,706,521

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2016	2015
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(6,344)	$(9,183)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	1,572	1,768
Share-based compensation expenses	2,309	2,256
Provision for allowances for doubtful accounts	368	88
Share of losses in equity investment affiliates	-	2
Goodwill impairment and impairment on fixed assets and intangible assets	-	3,110
Impairment on long-term investments	159	874
Loss/(gain) on deconsolidation of VIEs	9	(20)
Loss on disposal of fixed assets/other long-term assets	116	63
Deferred taxes	102	(1,558)
Changes in operating assets and liabilities
Accounts receivable	(975)	(580)
Other receivables	1,527	6,369
Prepayment and deposit to suppliers	1,106	1,476
Due from related parties	(336)	7
Other current assets	38	13
Accounts payable	(137)	(509)
Advances from customers	(362)	1,152
Accrued payroll and other accruals	(21)	173
Other payables	413	37
Taxes payable	19	59
Commitment and contingencies	(126)	135
Net cash (used in)/provided by operating activities	(563)	5,732

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(148)	(356)
Payment for purchasing of software technology	(1,969)	(3,880)
Refund of prepayment for software development contract terminated	-	772
Long-term investment in cost/equity method investees	(470)	(1,163)
Proceeds from disposal of VIEs	28	-
Cash effect on deconsolidation of a VIE	(17)	-
Net cash used in investing activities	(2,576)	(4,627)

Cash flows from financing activities
Proceeds from short-term bank loan	753	-
Repayment of short-term bank loan	-	(803)
Repayment of short-term loan to noncontrolling interest of VIE	-	(312)
Guarantee payment and prepayment from new investors	-	984
Net cash provided by/(used in) financing activities	753	(131)

Change in cash and cash equivalents included in assets classified as held for sale	177	(189)

Effect of exchange rate fluctuation on cash and cash equivalents	(259)	(319)

Net (decrease)/increase in cash and cash equivalents	(2,468)	466

Cash and cash equivalents at beginning of the year	5,503	5,037
Cash and cash equivalents at end of the year	$3,035	$5,503

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us